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                                                                  EXHIBIT (e)(4)

                     STANDARD MUTUAL NONDISCLOSURE AGREEMENT

                                     BETWEEN

   COACHMEN INDUSTRIES, INC., ITS DIVISIONS AND ITS SUBSIDIARIES ("COACHMEN")

                                       AND

                    MILLER BUILDING SYSTEMS, INC. ("COMPANY")

Subject Matter:  Possible Acquisition of Miller Building Systems, Inc.

Coachmen and Company wish to discuss a possible negotiated acquisition of the Company by Coachmen or one of its affiliates, or alternative close relationships between them (the "Transaction"). Each party will share sensitive information with the other, as part of the process of determining whether to proceed with evaluating and consummating the transaction (the "Purposes" of disclosure).

     1. Each party recognizes that the other's business involves confidential and propriety knowledge and information, including technical data, financial reports and data, customer, contract and employee lists, marketing and business plans ("Information"), the confidentiality of which is important to its security and growth. Each party recognizes that the other may have advertised, solicited, rendered services, obtained customers, and expended large sums of money developing and supporting its information, and acknowledges that any disclosure of information could substantially injure its business, impair its investments and goodwill, injure the business of its representatives, and jeopardize its relationships with its representatives, suppliers, and customers. Each party understands that any Information revealed in contemplation of the Transaction remains the exclusive property of the disclosing party unless expressly stated otherwise.

     2. Information protected under this Agreement shall include the Transaction and its terms, discussions relating to the Transaction and all information provided orally or in writing or otherwise embodied in a tangible medium, except information referred to in Section 4(a) through (d). Neither party will use information of the other party, except for the above disclosure for the above purposes. Neither party will disclose or communicate information of the other party to any third party Either party may disclose the information to its officers, directors, employees, and professional advisors (including those of its corporate affiliates) with a need to know it for the above Purposes, provided they are bound by a duty of confidentiality to that party. Each party will, upon request, surrender any and all originals, copies data, drawings, notes, extracts, summaries, and other records of, or concerning, the other party's information, except for such internally generated documents which must be retained by the recipient party pursuant to its established policies, which documents shall remain subject to the restrictions of this Agreement. Each party agrees to use its reasonable best efforts to regain any such materials that have been transmitted to any third party.

     3. Each party agrees to take all reasonable steps to protect the confidentiality of the information disclosed, and will use at least the same degree of care with respect to the other party's information as it does with its own confidential information.

     4. Restrictions on use and obligations of confidentiality and non disclosure shall remain in effect for two (2) years after the last date written below, provided that such restrictions will not apply to information which:

               (a) is already known to Recipient, as shown by written records in its possession at the time such information is received;

               (b) is already part of the public domain at the time of disclosure, or subsequently becomes part of the public domain through no fault of the recipient;





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               (c)  becomes available to Recipient from a third party who is not under obligation to the other party with respect thereto;
                    or,

               (d) is independently developed by an employee or consultant of the recipient who had no knowledge of or access to the information.

     All information provided under this Agreement shall be presumed to be confidential and proprietary unless shown otherwise. In the case of a court order or subpoena to produce the information or if disclosure is otherwise required by law, the only obligation of the recipient shall be to notify the other party in a timely fashion so that the party wishing to protect the information can take whatever steps it deems necessary to protect its information.

5. Each party agrees that, in the event the Transaction is not consummated, neither party shall initiate contact with or solicit the employment of any officer, directors, or management, marketing or professional employee of the other, for a period of eighteen (18 months from the date last below written, without the consent of the other party.

6. Each party acknowledges that, in the event of a breach of this Agreement, the prevailing party shall be entitled to injunctive and other equitable relief to protect its information, as well as damages, reasonable attorney's fees, and expanses of litigation.

7. In the event that any of the provisions of this Agreement are found to be void or unenforceable by a court of competent jurisdiction, such finding shall be valid only in that jurisdiction, and no other provision shall be affected.

8. No waiver of any restriction or obligation in any instance shall be deemed to be a continuing waiver or a waiver in any other instance. This Agreement may not be modified except by a writing expressing the intent to do so, signed on behalf of both parties.

Coachmen Industries, Inc.               Miller Building Systems, Inc.


/s/ G. E. Stout                         /s/ Edward C. Craig
--------------------------------        ----------------------------------
Signature                               Signature

    G. E. Stout                             Edward C. Craig
--------------------------------        ----------------------------------
Printed Name                            Printed Name

    Executive Vice President                Chief Executive Officer
--------------------------------        ----------------------------------
Title                                   Title

    July 12, 2000                           July 13, 2000
--------------------------------        ----------------------------------
Date                                    Date

    Mary K. McCormick                       Thomas J. Martini
--------------------------------        ----------------------------------
Witness                                 Witness





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